SETTLEMENT AGREEMENT

This Settlement Agreement (“Agreement” or “Settlement Agreement”) is entered into between Lauren Minniti (“Named Plaintiff” or “Plaintiff” or “Minniti”), on behalf of herself and a settlement class of similarly-situated persons (identified herein as the “Settlement

Class”), and Tilly’s, Inc. (“Defendant” or “Tilly’s”). The Parties to this Agreement are collectively referred to as the “Parties.” This Agreement is entered into on March 14 , 2018.
WHEREAS, Named Plaintiff and Defendant are Parties to a civil action entitled Lauren Minniti v. Tilly’s, Inc., Case No. 17-CH-926, pending in the Circuit Court of the 19th Judicial District, Lake County, Illinois (the “Litigation”); and
WHEREAS, Named Plaintiff alleges on behalf of herself and a putative class that Defendant violated the federal Telephone Consumer Protection Act (“TCPA”), 47 U.S.C.
§ 227, and FCC regulations by sending unsolicited automated text messages to the cellular telephone number of Named Plaintiff and the putative class members without prior express consent; and
WHEREAS, Defendant denies any and all liability for the claims made in the Litigation; and
WHEREAS, Named Plaintiff’s attorneys have investigated the relevant facts and researched the law relating to the Litigation, determining, among other things, that Defendant sent approximately 615,593 text messages on or about November 30, 2016 to unique cellular telephone numbers of persons who enrolled for an account with Tilly’s; and
WHEREAS, the approximately 615,593 text messages were sent to persons who had previously provided their cell phone numbers to Defendant when they opened Tilly’s accounts either in person at a Tilly’s store or on Tilly’s website; and

WHEREAS, Tilly’s does not admit or concede any wrongdoing or liability, and it is entering into this Settlement Agreement solely to avoid the inconvenience and expense of further litigation that Defendant has agreed to settle all claims, demands, and liabilities that have been asserted, or could have been asserted, in the Litigation; and
WHEREAS, Named Plaintiff and Counsel for the putative class have concluded that the terms and conditions provided in this Agreement are fair, reasonable, adequate, and in the best interests of the Settlement Class as a means of resolving this Litigation, after considering
(1) the benefits the Settlement Class will receive under this Settlement, (2) the fact that Defendant has demonstrated that it will vigorously oppose the claims asserted in the Litigation if the Settlement is not approved, and (3) the attendant risks, costs, uncertainties, and delays of litigation; and
WHEREAS, the terms and conditions set forth in the Settlement Agreement were negotiated among the Parties in good faith and at arm’s length; and
WHEREAS, the Parties stipulate and agree that the claims of Named Plaintiff and the Settlement Class should be and are hereby compromised and settled, subject to the Court’s approval, upon the following terms and conditions:
Section 1.    Whereas Clauses.

The above Whereas clauses are incorporated herein and made a part hereof.

Section 2.    Definitions.

As used herein, the following terms have the meanings set forth below.

2.1    “Administrator” or “Settlement Administrator” means a third-party agent or administrator selected by the Named Plaintiff and approved by the Defendant (which approval shall not be unreasonably withheld) to help implement and effectuate the terms of this Settlement Agreement.

2.2    “Attorneys’ Fees and Expenses” means such funds as may be awarded to Class Counsel to compensate them for their fees and all expenses incurred by Plaintiff or Class Counsel in connection with the Litigation.
2.3    “Cash Option” means the $25.00 Cash Settlement Payment that a Settlement Class Member may opt for as his or her remedy provided that the Settlement Class Member first chooses not to use the Voucher Payment as the Settlement Class Member’s remedy.
2.4    “Cash Settlement Check” means the check containing the Class Settlement Relief for each Settlement Class Member who submits a valid and timely Claim and elects the Cash Option.
2.5    “Cash Settlement Payment” means the $25.00 payment to be made to Settlement Class Members who submit properly completed and timely Claim Forms to the Settlement Administrator pursuant to the Claim Form Instructions, who qualify for such relief under this Settlement Agreement, and who elect the Cash Option.
2.6    “Claim” means a written request for a Cash Settlement Payment submitted by a Settlement Class Member to the Settlement Administrator, pursuant to the Claim Form and Claim Form Instructions in substantially the form of Exhibit B to this Agreement or as ultimately approved by the Court.
2.7    “Claim Form” means the form attached as part of Exhibit B to this Agreement and/or as ultimately approved by the Court.
2.8    “Claim Form Instructions” means the instructions to complete the Claim Form, which are attached as part of Exhibit B to this Agreement.
2.9    “Class Counsel” means Brian J. Wanca of the law firm of Anderson + Wanca.

2.10    “Class Notice” or “Notice” means the program of notice described in this Agreement to be provided to Settlement Class Members, including the Email Notice and Settlement Website, which will notify Settlement Class Members, among other things, about their right to Class Settlement Relief, about their right to complete a Claim Form to be eligible for a Cash Settlement Payment, the amount of any Cash Settlement Payment, the right to opt out and object to the Settlement, the Class Settlement Relief options (the Cash Option or Voucher Payment), the preliminary approval of the Settlement, and the scheduling of the Final Approval Hearing.
2.11    The “Class Notice Date” shall be the last date upon which Class Notice can be disseminated.
2.12    “Class Settlement Relief” means all relief provided in this Agreement to the Settlement Class Members by Tilly’s providing, among other things, all Settlement Class Members a Voucher Payment with the option for the Settlement Class Members to reject the Voucher Payment and file a Claim for the Cash Option.
2.13    “Court” means the 19th Judicial District, Lake County, Illinois.

2.14    “Days” means calendar days, except that, when computing any period of time prescribed or allowed by this Agreement, the day of the act, event, or default from which the designated period of time begins to run shall not be included. Further, when computing any period of time prescribed or allowed by this Agreement, the last day of the period so computed shall be included, unless it is a Saturday, a Sunday, or a federal legal holiday, in which event the period runs until the end of the next business day which is not a Saturday, Sunday, or federal legal holiday.

2.15    “Email Notice” means the notice that is emailed by the Settlement Administrator to Settlement Class Members, in substantially the form attached as Exhibit B to this Agreement and/or as ultimately approved by the Court.
2.16    “Final Approval” means the entry of the Final Approval Order and Judgment approving the Settlement after the Final Approval Hearing is conducted.
2.17    “Final Approval Date” means the date on which the Judgment in this case becomes final. If there are intervenors or objectors and no appeal has been taken from the Judgment, the Final Approval Date means the date on which the time to appeal has expired. If any appeal has been taken from the Judgment, the Final Approval Date means the date on which all appeals, including petitions for rehearing, petitions for rehearing en banc, and petitions for certiorari or any other form of review, have been finally disposed of in a manner that affirms the Judgment.
2.18    “Final Approval Hearing” means the hearing held by the Court to determine whether the terms of this Agreement are fair, reasonable, and adequate for the Settlement Class as a whole, whether the Settlement should be granted final approval, and whether the Judgment should be entered.
2.19    “Final Approval Order” means the Order in substantially similar form as Exhibit C and providing for, among other things, final approval of the Settlement Agreement as fair, reasonable, and adequate.
2.20    “Incentive Award” means compensation for the Plaintiff in the Litigation for her time and effort undertaken in the Litigation.
2.21    “Judgment” means the Final Approval Order and Judgment to be entered by the Court pursuant to the Settlement and in substantially similar form as Exhibit C.

2.22    “Named Plaintiff” or “Plaintiff” or “Minniti” means Lauren Minniti.

2.23    “Objection Deadline” means the date identified in the Preliminary Approval Order and Class Notice by which a Settlement Class Member must serve written objections, if any, to the Settlement in accordance with this Agreement to be able to object to the Settlement. The Objection Deadline shall be forty-five (45) days after the Class Notice Date.
2.24    “Opt-Out Deadline” means the date identified in the Preliminary Approval Order and Class Notice by which a Request for Exclusion must be served in writing on the Settlement Administrator in accordance with this Agreement in order for a Settlement Class Member to be excluded from the Settlement Class. The Opt-Out Deadline shall be forty-five
(45) days after the Class Notice Date.

2.25    “Parties” means Plaintiff and Defendant.

2.26    “Preliminary Approval Motion” means Plaintiff’s motion for the Court to preliminarily approve the Settlement Agreement and to enter the Preliminary Approval Order, including all exhibits and documents attached thereto.
2.27    “Preliminary Approval Order” means the order in substantially similar form as Exhibit A and providing for, among other things, preliminary approval of the Settlement Agreement as fair, reasonable, and adequate; and preliminary certification of the Settlement Class for Settlement purposes only.
2.28    “Protective Order” means the agreed confidentiality agreement and Order governing the exchange of confidential information entered by the Court on January 18, 2018.

2.29    “Release” or “Releases” means the releases of all Released Claims by the Releasing Persons against the Released Persons, as provided for in this Settlement Agreement.

2.30    “Released Claims” means all claims, actions, causes of action, suits, debts, sums of money, payments, obligations, defenses, reckonings, promises, damages, penalties, attorney’s fees and costs, liens, judgments, demands, and any other forms of liability released pursuant to this Settlement Agreement.
2.31    “Released Persons” means: (a) Tilly’s and its respective past or present divisions, parents, employees, officers, directors, agents, shareholders, predecessors, attorneys, and each of their respective past or present divisions, parents, employees, shareholders, predecessors, and all of the officers, directors, employees, agents, shareholders, and attorneys of all such entities; and (b) Oracle America, Inc., who acted on behalf of Tilly’s, or any of its respective past or present divisions, employees, officers, directors, predecessors, with respect to the processing and sending of the Text Messages.
2.32    “Releasing Persons” means Plaintiff, all Settlement Class Members who do not properly and timely opt out of the Settlement, and their respective heirs, executors, administrators, successors, and assigns.
2.33    “Request for Exclusion” means a written request from a Settlement Class Member that seeks to exclude the Settlement Class Member from the Settlement Class and that complies with all requirements in this Agreement.
2.34    “Settlement” means all of the settlement terms and conditions set forth in this Agreement.
2.35    “Settlement Class” or “Class” means all members of the class of allegedly aggrieved persons in the Litigation that will be certified by the Court for Settlement purposes. The Settlement Class shall consist of the approximately 615,593 persons who on or about

November 30, 2016 received a single text message from Defendant, or from any entity acting on Defendant’s behalf, on his or her unique cellular telephone number.
2.36    “Settlement Class List” means the individuals who are members of the Settlement Class, along with their last known email address. The Settlement Class List consists of approximately 615,593 individuals, and shall be treated as Confidential Information under the Protective Order.
2.37    “Settlement Class Member” means any member of the Settlement Class.

2.38    “Settlement Class Payment List” means the list, which Tilly’s shall have the right to review, identifying Settlement Class Members who have submitted Claims; whether the Claim was rejected or accepted, and if rejected, the reason it was rejected; the address to which the Cash Settlement Check shall be sent; and the total amount of Cash Settlement Payments to be made.
2.39    “Settlement Website” means the Internet site created by the Settlement Administrator pursuant to this Agreement to provide information about the Settlement.
2.40    “Settling Parties” means, collectively, Tilly’s, Plaintiff, all Settlement Class Members, and all Releasing Persons.
2.41    “Text Messages” means the approximate 615,593 text messages sent by Tilly’s, or by a person on Tilly’s behalf, on or about November 30, 2016 and which were similar to the text message identified in Plaintiff’s Complaint in the Litigation.
2.42    “Voucher Payment” means a voucher for a fifty percent (50%) discount for purchases at Tilly’s of $1,000.00 or less provided that such purchases are made in a single transaction and within one year (365 calendar days) of the voucher being sent to the

Settlement Class Members; one non-transferrable voucher will be provided to each Settlement Class Member.
Section 3.    For Settlement Purposes Only.

This Agreement is entered into to resolve all disputes among Defendant, on the one hand, and Named Plaintiff and the Settlement Class on the other. The assertions, statements, agreements and representations made herein are for purposes of settlement only and the Parties expressly agree that, if the Settlement is not finally approved, this Agreement is null and void and may not be used by any of the Parties for any reason.
Section 4.    The Settlement Class.

For purposes of Settlement only, the Parties agree to certify the following Settlement

Class:

The approximately 615,593 persons who on or about November 30, 2016 received a single text message from Defendant, or from any entity acting on Defendant’s behalf, on his or her unique cellular telephone number.

Excluded from the Settlement Class are (a) Defendant and its present and former employees, officers, directors, shareholders, and its successors, assigns, and legal representatives; and (b) this Court and all Illinois state judges and officers of the Court. The Parties further agree that Named Plaintiff may be appointed as the “Class Representative” and that Brian J. Wanca of Anderson + Wanca may be appointed as “Class Counsel.”
Section 5.    Preliminary Approval and Class Notice.

5.1    Within seven (7) days of execution of this Agreement, Named Plaintiff will file a Preliminary Approval Motion for entry of a Preliminary Approval Order. Named Plaintiff will request that the Court enter a Preliminary Approval Order in the form attached hereto as Exhibit A. Named Plaintiff will request that the Court approve a Class Notice and Claim

Form in the form attached hereto as Exhibit B and request that the Court permit the Parties to send the Class Notice to the Settlement Class by electronic mail (“Email”) to the Settlement Class Members with a known Email address. The Class Notice will be sent via U.S. Mail to those members without a known Email address or to which the Email transmission failed provided that the Settlement Administrator can identify a mailing address for such Settlement Class Members. A Settlement Website will be set up for the Settlement Class Members to access the Settlement Agreement, including the Class Notice, Claim Form, and Claim Form Instructions.
5.2    Within three (3) days after the date of the Preliminary Approval Order, Tilly’s will provide to the Settlement Administrator the Settlement Class List in electronic format. The Settlement Class List provided by Tilly’s shall be designated as “Confidential” and subject to the agreed Protective Order. The Settlement Class List shall include the following data fields: (a) Settlement Class Member’s name, (b) the Settlement Class Member’s email address, and (c) the Settlement Class Member’s cellular telephone number.
Section 6.    The Class Settlement Relief.

6.1    Within thirty (30) days of the date of the Final Approval Order, the Settlement Administrator will provide to each Settlement Class Member a Voucher Payment. The Voucher Payment will provide each Settlement Class Member with a fifty percent (50%) discount which may be used for a single transaction at Tilly’s for purchases not to exceed
$1,000.00 resulting in no more than a $500.00 discount. The Voucher Payment will have no minimum purchase required. No Claim Form is necessary for Settlement Class Members who accept the Voucher Payment. The Voucher Payment shall be valid and redeemable for a time-period of one year (365 calendar days) from the date the Voucher Payment is sent by Email to the Settlement Class Members.

6.2    The Class Settlement Relief is the Voucher Payment by default unless a Settlement Class Member, upon receiving the Class Notice, elects the Cash Option by submitting a Claim as provided for in this Agreement. Any Settlement Class Member who submits a Claim for the Cash Option will not receive the Voucher Payment.
6.3    Settlement Class Members will have sixty (60) days from the Class Notice Date to reject the Voucher Payment and submit a Claim Form for the Cash Option. Claim Forms may be submitted via facsimile, U.S. Mail, or the Settlement Website. Settlement Class Members who elect the Cash Option instead of the Voucher Payment shall receive
$25.00 for each unique cellular telephone number that received the Text Message. Settlement Class Members shall not be entitled to both the Voucher Payment and the Cash Option.
6.4    Settlement Class Members who elect the Cash Option will be mailed their

$25.00 Cash Settlement Check thirty (30) days after Final Approval and will be informed that Cash Settlement Checks containing payments must be cashed within ninety (90) days of issuance or else the Cash Settlement Check will be void and they will have no further right or entitlement to any payment under the terms of this Settlement. Any money remaining from Cash Settlement Checks issued to claiming Settlement Class Members who fail to cash their Cash Settlement Check within ninety (90) days of issuance shall be paid as a cy pres award to Prairie State Legal Services, as approved by the Court.
Section 7.    The Settlement Administrator.

Class-settlement.com (the “Settlement Administrator”) shall serve as the Settlement

Administrator. The Settlement Administrator will send and administer the Class Notice, assist the class members in completing Claim Forms for the Cash Option if they reject Voucher Payment, receive the Claim Forms, track and provide Class Notice and Voucher Payments to Settlement Class Members, and provide a Settlement Class Payment List to counsel for the Parties. Upon request, the Settlement Administrator will provide copies of all Claim Forms to counsel for the Parties. The Parties agree to cooperate in good faith regarding the resolution of any dispute over the validity or timeliness of any submitted Claim Forms.
The decisions of the Settlement Administrator with respect to Claims shall be final and binding. All fees and costs of the Settlement Administrator, including the costs associated with paying third parties to provide Notice to the Class, shall be paid by the Plaintiff.
Section 8.    Class Notice.

The Parties will cause the Settlement Administrator to send the Class Notice by Email and via U.S. Mail to those Settlement Class Members without a known Email address or to which the Email transmission failed provided that the Settlement Administrator can identify a mailing address for such Settlement Class Members. The Class Notice will be sent within twenty-one (21) days of the date of the Preliminary Approval Order.
Section 9.    Final Approval.

The Preliminary Approval Order will set a date for a Final Approval Hearing. At the Final Approval Hearing, the Parties will request that the Court enter the Final Approval Order and Judgment. The fact that the Court may require non-substantive changes in the Final Approval Order will not invalidate this Agreement. If the Court does not enter a Final Approval Order substantially in the form of Exhibit C or a modified version thereof which is acceptable to all Parties, which becomes a final and non-appealable order, then this Agreement shall be null and void.
Section 10.    Incentive Award, Attorneys’ Fees and Expenses.

10.1    As part of the Preliminary Approval Motion, the Named Plaintiff will request that the Court award her an Incentive Award of ten thousand dollars ($10,000.00) for representing the Settlement Class, subject to the Court’s approval.

10.2    Class Counsel, Anderson + Wanca, will request that the Court award it thirty percent (30%) of the cash value of the Settlement, or $4,616,947.00, as Attorneys’ Fees and Expenses, subject to the Court’s approval. Any Attorneys’ Fees and Expenses requested by Class Counsel shall not exceed $4,616,947.00, which reflects approximately thirty percent (30%) of the cash value of the Class Settlement Relief. Tilly’s agrees not to oppose or otherwise object to a motion or application for the award of Attorneys’ Fees and Expenses, provided the Attorneys’ Fees and Expenses requested do not exceed $4,616,947.00. If, in approving the Settlement Agreement, Tilly’s is ordered to pay more than $4,616,947.00 in Attorneys’ Fees and Expenses, Tilly’s shall have an immediate right to terminate this Agreement and render it null and void.
10.3    The payment of the Incentive Award shall be made within twenty-one (21) days after the date of the Final Approval Order.
10.4    The payment of Attorneys’ Fees and Expenses shall be made on January 7, 2019, or twenty-one (21) days after the date of the Final Approval Order, whichever is later. The awarded Attorneys’ Fees and Expenses will be set forth in the Final Approval Order.
Section 11.    Effective Date.

This Agreement shall not be effective until the Effective Date. “Effective Date” means the calendar date five (5) days after the later of (a) the date on which the Court enters the Final Approval Order dismissing with prejudice the claims of all Settlement Class Members (including Named Plaintiff) who do not properly opt out of the Settlement as provided in the Class Notice, or (b) if any Settlement Class Member objected to the Settlement, the date on which the date for filing an appeal has expired or, if there are appeals, the date on which the Final Approval Order and Judgment have been affirmed in all material respects by the appellate court of last resort to which such appeals have been taken and such affirmances are no longer subject to further appeal or review.
Section 12.    Releases.

12.1    Release as to Settlement Class Members. Upon the entry of the Final

Approval Order each member of the Settlement Class, other than Plaintiff, shall, by operation of the Judgment, be deemed to have fully, conclusively, irrevocably, forever, and finally released, relinquished, and discharged the Released Persons from any and all claims, actions, causes of action, suits, defenses, debts, sums of money, payments, obligations, promises, defenses, damages, penalties, attorney’s fees and costs, liens, judgments, and demands of any kind whatsoever that each member of the Settlement Class may have on or before the entry of the Final Approval Order or may have had in the past, whether in arbitration, administrative, or judicial proceedings, whether as individual claims or as claims asserted on a class basis, whether past or present, mature or not yet mature, known or unknown, suspected or unsuspected, whether based on federal, state, or local law, statute, ordinance, regulations, contract, common law, or any other source, that were or could have been sought or alleged in the Litigation or that relate, concern, arise from, or pertain in any way to the sending of the Text Messages.
12.2    The Release in Section 12.1 shall include, but is not limited to, all claims related to the sending of the Text Messages and any claims for any attorneys’ fees, costs, expenses, statutory or punitive damages, or expert fees in connection with or related in any manner to the Litigation.
12.3    Nothing in Section 12.1 shall be deemed a release of any Settlement Class Member’s respective rights and obligations under this Agreement.

12.4    Released Claims of Plaintiff. Upon the entry of the Final Approval Order,

Plaintiff, on behalf of herself, her heirs, guardians, assigns, executors, and administrators, hereby releases and discharges the Released Persons from any and all claims, actions, causes of action, suits, defenses, debts, sums of money, payments, obligations, promises, defenses, damages, penalties, attorney’s fees and costs, liens, judgments, and demands of any kind whatsoever that Plaintiff may have on or before the entry of the Final Approval Order or may have had in the past, whether in arbitration, administrative, or judicial proceedings, whether as individual claims or as claims asserted on a class basis, whether past or present, mature or not yet mature, known or unknown, suspected or unsuspected, whether based on federal, state, or local law, statute, ordinance, regulations, contract, common law, or any other source, that were or could have been sought or alleged in the Litigation or that relate, concern, arise from, or pertain in any way to the Parties’ conduct, transactions, and relationship prior to the entry of the Final Approval Order, including the sending of the Text Messages.
12.5    Nothing in Section 12.4 shall be deemed a release of Plaintiff’s rights and obligations under this Agreement.
12.6    Plaintiff and Class Counsel further represent that there are no outstanding liens or claims against the Litigation, it being recognized that Plaintiff will solely be charged with the responsibility to satisfy any other liens or claims asserted in the Litigation.
12.7    Released Claims of Defendant. Defendant, for and in consideration of the terms and undertakings herein, the sufficiency and fairness of which are acknowledged, release and forever discharge the Named Plaintiff (and each of her present and former agents, assigns and attorneys) from any and all claims, demands, debts, liabilities, actions, causes of action of every kind and nature, obligations, damages, losses, and costs, whether known or unknown, actual or potential, suspected or unsuspected, direct or indirect, contingent or fixed, that have been or could have been, that arise out of or relate to the sending of the Text Messages or Plaintiff’s prosecution of this action.
12.8    Voluntary Release Of Unknown Claims. Plaintiff and each Settlement Class

Member recognize that, even if they may later discover facts in addition to or different from those which they now know or believe to be true, they nevertheless agree that, upon entry of the Judgment, they fully, finally, and forever settle and release any and all claims covered by these Releases. The Settling Parties, including all Settlement Class Members, acknowledge that the foregoing Releases were bargained for and are a material element of the Agreement.
12.9    Settlement Class Members Who Opt Out. This Agreement and the Releases

herein do not affect the rights of Settlement Class Members who timely and properly submit a Request for Exclusion from the Settlement in accordance with this Settlement Agreement.
12.10    Authority of Court. The administration and implementation of this Settlement

Agreement shall be under the authority of the Court. The Court shall retain jurisdiction to protect, preserve, and implement the Settlement Agreement, including, but not limited to, enforcement of the Releases contained in the Agreement. The Court expressly retains jurisdiction in order to enter such further orders as may be necessary or appropriate in administering and implementing the terms and provisions of the Settlement Agreement.
Section 13.    Settlement Class Enjoined.

Upon the issuance of the Judgment, all Settlement Class Members who did not exclude themselves as required by the Class Notice (and any person or entity claiming by or through him, her, or it, as heir, administrator, devisee, predecessor, successor, attorney, representative of any kind, shareholder, partner, director or owner of any kind, affiliate, subrogee, assignee, or insurer) will be forever barred and permanently enjoined from directly, indirectly, representatively or in any other capacity, filing, commencing, prosecuting, continuing, litigating, intervening in, participating in as class members or otherwise, or receiving any benefits or other relief from any other lawsuit, any other arbitration, or any other administrative, regulatory, or other proceeding against Defendant and Oracle America, Inc. (and each of their respective present and former employees, officers, directors, shareholders, and its successors, assigns, agents, and attorneys) about the Released Claims, and all persons and entities shall be forever barred and permanently enjoined from filing, commencing, or prosecuting any other lawsuit concerning the Text Messages against any person or entity including the Defendant (and including by seeking to amend a pending complaint to include class allegations or by seeking class certification in a pending action in any jurisdiction) on behalf of Settlement Class Members who have not timely opted-out from the Settlement Class if such other lawsuit is based on or arises from the Released Claims.
Section 14.    Cooperation.

Named Plaintiff and Defendant agree to cooperate fully with one another to effect the consummation of this Agreement and to achieve the Settlement provided for herein.
Section 15.    Agreement Contingent Upon Entry of Final Approval.

If the Court refuses to grant the Final Approval Order, or if the Court’s Final Approval Order is reversed or materially modified on appeal, then this Agreement shall be null and void and neither the fact that this Agreement was made nor any stipulation, representation, agreement, or assertion made in this Agreement may be used against any Party.
Section 16.    Notices.

All Notices (other than the Class Notice) required by the Agreement shall be made in writing and communicated by electronic mail and U.S. Mail to the following addresses:
All Notices to Plaintiff or the Settlement Class shall be sent to Class Counsel, c/o:

Brian J. Wanca Anderson + Wanca
3701 Algonquin Road, Suite 500 Rolling Meadows, IL 60008
Email: bwanca@andersonwanca.com

Counsel for Named Plaintiff and Settlement Class
All Notices to Tilly’s shall be sent to Tilly’s Counsel: Robert M. Brochin
Morgan, Lewis & Bockius LLP
200 South Biscayne Boulevard, Suite 5300
Miami, FL 33131-2339
Telephone: (305) 415-3000
Facsimile: (305) 415-3001
Email: bobby.brochin@morganlewis.com

Counsel for Tilly’s, Inc.

Section 17.    Opt Out of Settlement/Exclusion from Settlement.

17.1    A Settlement Class Member who wishes to opt out of the Settlement Class must do so in writing. In order to opt out, a Settlement Class Member must send to the Settlement Administrator at the address listed in the Class Notice, a Request for Exclusion that is postmarked no later than the Opt-Out Deadline, as specified in the Class Notice (or as the Court otherwise requires). The Request for Exclusion must: (a) identify the case name;
(b) identify the name, address, and cellular telephone number of the Settlement Class Member; (c) identify the cellular phone number to which the Text Message was sent; (d) be personally signed by the Settlement Class Member requesting exclusion; and (e) contain a statement that indicates a desire to be excluded from the Settlement Class in the Litigation to the effect of “I want to be excluded from the Tilly’s Settlement” and the date.

17.2    Any Settlement Class Member who does not opt out of the Settlement in the manner described herein shall be deemed to be part of the Settlement Class and shall be bound by all subsequent proceedings, orders, and judgments.

17.3    Each Settlement Class Member may only submit a Request for Exclusion for himself or herself. No “mass” or “class” opt outs shall be allowed.
17.4    A Settlement Class Member who desires to opt out must take timely affirmative written action pursuant to this Section, even if the Settlement Class Member desiring to opt out of the Class (a) files or has filed a separate action against any of the Released Persons, or (b) is, or becomes, a putative class member in any other class action filed against any of the Released Persons.
17.5    Opt Outs Not Bound. Any Settlement Class Member who properly opts out of the Settlement Class as provided for in this Section shall not: (a) be bound by any orders or judgments relating to the Settlement; (b) be entitled to relief under, or be affected by, the Agreement; (c) gain any rights by virtue of the Agreement; or (d) be entitled to object to any aspect of the Settlement.
17.6    List Of Requests For Exclusion. Class Counsel shall provide Tilly’s Counsel with a list of all timely Requests for Exclusion fourteen (14) days before Final Approval Hearing.
17.7    Right To Terminate Based Upon Volume Of Opt Outs. If the number of

Settlement Class Members who properly and timely exercise their right to opt out of the Settlement Class exceeds three percent (3%) of the total number of Settlement Class Members, the Settling Parties stipulate and agree that Tilly’s shall have the right, but not the obligation, to terminate this Agreement without penalty or sanction.
17.8    All Settlement Class Members Bound By Settlement. Except for those

Settlement Class Members who timely and properly file a Request for Exclusion, all other

Settlement Class Members will be deemed to be Settlement Class Members for all purposes under the Agreement, and upon the Final Approval Date, will be bound by its terms.
Section 18.    Objection.

Any Settlement Class Member may object to the terms of this Agreement in writing, by the Objection Deadline, as detailed in the Class Notice and Preliminary Approval Order. Any Settlement Class Member who exercises his or her right to object to this Agreement will be responsible for his or her own attorneys’ fees and costs. Except as the Court may order otherwise, no Settlement Class Member objecting to the Settlement shall be heard and no papers, briefs, pleadings, or other documents submitted by any such Settlement Class Member shall be received and considered by the Court unless such Settlement Class Member shall both file with the Court and mail to Class Counsel and counsel for Defendant a written objection with the caption Lauren Minniti v. Tilly’s, Inc., No. 17-CH-926, that includes:
(a)the Settlement Class Member’s full name, current address, and cellular telephone number;

(b)a signed declaration that he or she is a member of the Settlement Class; (c) the names of all attorneys that assisted the Settlement Class Member in preparing the objection; (d) a list of all other class action cases in which the Settlement Class Member or all attorneys assisting the Settlement Class Member in the preparation of the objection have filed objections to settlements; (e) the specific grounds for the objection; and (f) all documents, writings or evidence that such Settlement Class Member wants the Court to consider. All written objections shall be filed with the Court and postmarked no later than the Objection Deadline. Any member of the Settlement Class who fails to object in the manner prescribed herein shall be deemed to have waived his or her objections and forever be barred from making any such objections in this Litigation or in any other action or proceeding related to the Released Claims. Any member of the Settlement Class not otherwise excluded who objects in the manner prescribed and whose objection is rejected by the Court remains a member of the Settlement Class and is bound by the terms and conditions of this Settlement Agreement.
Section 19.    Court Submission.

Class Counsel will submit this Agreement and the Exhibits hereto, along with such other supporting papers as may be appropriate, to the Court for preliminary approval of this Agreement pursuant to 735 ILCS 5/2-801, et seq. If the Court declines to grant preliminary approval of this Agreement and to order notice of hearing with respect to the proposed Class, or if the Court declines to grant Final Approval to the foregoing after such notice and hearing, this Agreement will terminate as soon as the Court enters an order unconditionally and finally adjudicating that this Agreement and Settlement will not be approved.
Section 20.    Integration Clause.

This Agreement contains the full, complete, and integrated statement of each and every term and provision agreed to by and among the Parties and supersedes any prior writings or agreements (written or oral) between or among the Parties, which prior agreements may no longer be relied upon for any purpose. This Agreement shall not be orally modified in any respect and can be modified only by the written agreement of the Parties supported by acknowledged written consideration.
Section 21.    Headings.

Headings contained in this Agreement are for convenience of reference only and are not intended to alter or vary the construction and meaning of this Agreement.
Section 22.    Binding and Benefiting Others.

This Agreement shall be binding upon and inure to the benefit or detriment of the Parties and the Settlement Class Members who do not opt out, and to their respective agents,

employees, representatives, officers, directors, shareholders, divisions, parent corporations, subsidiaries, heirs, executors, assigns, and successors in interest.
Section 23.    Representations and Warranties.

The Parties each further represent, warrant, and agree that, in executing this Agreement, they do so with full knowledge of any and all rights that they may have with respect to the claims released in this Agreement and that they have received independent legal counsel from their attorneys with regard to the facts involved and the controversy herein compromised and with regard to their rights arising out of such facts. Each of the individuals executing this Agreement warrants that he or she has the authority to enter into this Agreement and to legally bind the party for which he or she is signing.
Section 24.    Governing Law.

The contractual terms of this Agreement shall be interpreted and enforced in accordance with the substantive law of the State of Illinois, without regard to its conflict of laws and/or choice of law provisions.
Section 25.    Mutual Interpretation.

The Parties agree and stipulate that this Agreement was negotiated on an arm’s-length basis between Parties of equal bargaining power. Also, Class Counsel and counsel for Defendant have drafted the Agreement jointly. Accordingly, no ambiguity shall be construed in favor of or against any of the Parties. Named Plaintiff acknowledges, but does not concede or agree with, Defendant’s statements regarding the merits of the claims, and Defendant acknowledges, but does not concede to or agree with, Named Plaintiff’s statements regarding the merits of the claims.
Section 26.    Counterparts.

This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.
Facsimile and scanned signatures shall bind the Parties to this Agreement as though they are original signatures.
Section 27.    Severability.

In the event any one or more of the provisions contained in this Agreement shall for any reason be held invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions if the Parties and their counsel mutually elect by written stipulation to be filed with the Court within twenty-one (21) days to proceed as if such invalid, illegal, or unenforceable provisions had never been included in this Agreement.
Section 28.    Continuing Jurisdiction.

Without affecting the finality of the final Judgment, the Court shall retain continuing jurisdiction over the Litigation and the Parties, including all members of the Settlement Class, the administration and enforcement of this Agreement and the Settlement, and the benefits to the Settlement Class hereunder, including, for such purposes as supervising the implementation, enforcement, construction, and interpretation of this Agreement, the order preliminarily approving the Settlement, the Final Approval Order and final Judgment, hearing and determining an application by Class Counsel for an award of fees and expenses, and the distribution of Settlement proceeds to the Settlement Class. Any dispute or controversies arising with respect to the interpretation, enforcement, or implementation of the Agreement shall be presented by motion to the Court.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date set forth beside their respective signatures.

PLAINTIFF
DATED: March 14, 2018	LAUREN MINNITI, On behalf of herself and the Settlement Class
/s/ Lauren Minniti

DEFENDANT
DATED: March 14, 2018	TILLY'S, INC.
By: /s/ Mike Henry
Its: CFO